                                                                   Exhibit 99.2




                  Management's Assertion Concerning Compliance with USAP Minimum Servicing Standards, to the extent the procedures in such are applicable to the servicing obligations set forth in the Servicing Agreement


March 26, 2003


As of and for the year ended December 31, 2002, CIT Financial USA, Inc. (the "Company"), a wholly owned subsidiary of CIT Group Inc., has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"), to the extent the procedures in such are applicable to the servicing obligations set forth in the Servicing Agreements. During the year ended December 31, 2002, certain instances of noncompliance with the standards occurred as noted below:


Custodial Bank Accounts

Standard: Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

o    Be mathematically accurate;

o    Be prepared within forty-five (45) calendar days after the cutoff date;

o Be reviewed and approved by someone other than the person who prepared the reconciliation; and

o Document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

The preparation of certain bank account reconciliations during the year were completed and contained unreconciled variances. Certain reconciling items and unreconciled variances were not resolved within 90 days of identification. The approval of certain bank account reconciliations was not evidenced. Management is in the process of revising and implementing standards and policies surrounding this bank account to require formal evidence of approval and has assigned appropriate personnel to ensure resolution of all reconciling items and unreconciled variances.

Payments

Standard: Payments made in accordance with the lease/loan documents shall be posted to the applicable records accurately and on a timely basis.

Certain reconciling items were not cleared within 90 days of their original identification. Management has reviewed all significant reconciling items and management does not believe that these items have a material impact on the lease/loan records and has assigned appropriate personnel to ensure the proper resolution of all items.

Standard: Payments shall be deposited into the custodial bank accounts and related bank clearing accounts on a timely basis.

Cash receipts received directly at the subservicer's (Dell Financial Services) servicing center were not tracked from date of receipt to the date of deposit from January 2002 to July 2002. The Company and Dell Financial Services have developed a tracking process for checks received at the sub-servicing center to ensure controls and to expedite deposit into the custodial bank account. These controls were put into place in August 2002.

Delinquencies

Standard: Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

There were certain instances whereby account collection efforts were not performed or maintained at least monthly due to the resignation of certain employees. However, in all instances, where applicable, the accounts were treated with system generated dunning notices in accordance with the collection policies. Management believes that the systemic collection process & strategies it employs provides maximum coverage of delinquent accounts and has implemented additional procedures to review documentation regarding collection efforts.
In addition, Management has reviewed its staffing resource needs and has implemented a variety of retention strategies aimed at stabilizing turnover rates.

As of and for this same period, CIT Group Inc. had in effect a financial institution bond, computer crime policy, and errors and omissions policy in the following amounts:


--------------------------------------------------------------------------------------
            Insurance Type                     Coverage            Effective period
--------------------------------------------------------------------------------------
Financial institution bond                      $60mm              09/30/98 to 09/15/02
--------------------------------------------------------------------------------------
                                                $60mm              09/30/02 to 09/30/03
--------------------------------------------------------------------------------------
Computer crime policy                           $60mm              09/30/98 to 09/15/02
--------------------------------------------------------------------------------------
                                                $60mm              09/30/02 to 09/30/03
--------------------------------------------------------------------------------------
Errors and omissions                            $25mm              12/30/01 to 12/30/02
--------------------------------------------------------------------------------------
                                                $10mm              12/30/02 to 12/30/03
--------------------------------------------------------------------------------------


/s/ Thomas B. Hallman
-------------------------------------------
Thomas B. Hallman
Chief Executive Officer
CIT Financial USA, Inc.



/s/ Kenneth P. Reynolds
-------------------------------------------
Kenneth P. Reynolds
Senior Vice President and Controller
CIT Financial USA, Inc.



/s/ Frank Garcia
-------------------------------------------
Frank Garcia
Senior Vice President
CIT Financial USA, Inc.